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                                                                     EXHIBIT 2.2


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE

In re:                              :
                                    :      CHAPTER 11
HEARTLAND WIRELESS COMMUNICATIONS,  :
INC., a Delaware Corporation,       :      Case No. 98-2692 (JJF)
                                    :
                           Debtor.  :



                        ORDER CONFIRMING DEBTOR'S PLAN OF
             REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

                  The Debtor's Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated January 19, 1999 (the "Plan")1, a copy of which having been filed with the Bankruptcy Court (the "Court") by Heartland Wireless Communications, Inc., a Delaware corporation (the "Debtor"); and the Debtor's Disclosure Statement Pursuant to Section 1125 of the Bankruptcy Code, dated January 19, 1999 (the "Disclosure Statement"), having been approved by the Court and duly transmitted to holders of Claims and Equity Interests of the Debtor and other parties in interest in accordance with the order of the Court dated January 19, 1999 (the "Disclosure Statement Order"), approving the Disclosure Statement pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code"), establishing solicitation and tabulation procedures, and providing for certain other relief; and a hearing having been held before the Court on March 15, 1999, to consider confirmation of the Plan (the "Confirmation Hearing"); and due notice of the Confirmation Hearing having been provided to holders of Claims

-----------------------

(1) Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.


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against and Equity Interests in the Debtor and other parties in interest in accordance with the Disclosure Statement Order, the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"), as established by the affidavits of service, mailing and/or publication filed with the Court; and the Court having considered all objections to confirmation of the Plan; and all objections to confirmation of the Plan having been withdrawn, resolved or otherwise overruled and denied as set forth in the record of the Confirmation Hearing or as provided in this Order; and upon all of the proceedings had before the Court, and after due deliberation and consideration and sufficient cause appearing therefor, it is hereby DETERMINED, FOUND, ADJUDGED, DECREED and
ORDERED:


                                  JURISDICTION

     1. The Court has jurisdiction to confirm the Plan pursuant to 28 U.S.C. Sections 157 and 1334.

     2. Confirmation of the Plan is a core proceeding pursuant to 28 U.S.C. Sections 157(b)(2)(L).

     3. Venue of the Debtor's Chapter 11 Case is proper pursuant to 28 U.S.C. Sections 1408 and 1409.

     4. The Debtor is an entity eligible for relief under section 109 of the Bankruptcy Code.


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                            SOLICITATION/NOTICE; ETC.

     5. The procedures used to distribute and tabulate the Ballots were fair, properly conducted, and in accordance with the Disclosure Statement Order and all applicable Bankruptcy Rules.

     6. The Disclosure Statement, the Plan, the Ballots, the notice of Confirmation Hearing, the Notice of Non-Voting Status and the Disclosure Statement Order were transmitted and served in compliance with the Bankruptcy Rules. As described in the Certificate of Service Regarding Solicitation Documents on Holders of Debtor Voting Securities and Certain Other Creditors (Docket no. 159); Affidavit of service regarding (i) Debtor's Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code, (ii) Debtor's Plan of Reorganization under chapter 11 of the Bankruptcy Code; and (iii) Notice of Order approving the Debtor's Disclosure Statement (Docket No. 133); Affidavit of service regarding (i) Debtor's Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code and (iv) Notice of non-voting status (Docket no. 134); and Affidavit of Service regarding (i) Debtor's Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code and (iv) class 3 ballot for miscellaneous unsecured claims (Docket no. 138); Affidavit of Publication Regarding Notice of Order Approving Disclosure Statement (Docket no. 148); and the Affidavit of Jane Sullivan Certifying Tabulation of Votes on Debtor's Plan of Reorganization dated January 19, 1999 (the "Certification"), the transmittal and service were adequate and sufficient under the circumstances of this Chapter 11 Case. Adequate and sufficient notice of the Confirmation Hearing (including the March 8, 1999 deadline for filing and serving objections to confirmation of the Plan) and other requirements and deadlines, hearings and matters described in the Disclosure


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Statement Order were given in compliance with the Disclosure Statement Order and the Bankruptcy Rules, and no other or further notice is required.

                            CONFIRMATION OF THE PLAN

     7. The Plan complies with the applicable provisions of the Bankruptcy Code and, as required by Bankruptcy Rule 3016(a), the Plan is dated and identifies the Debtor as the proponent.

     8. The Plan adequately and properly classifies all Claims and Equity Interests.

     9. A reasonable basis exists for the classification of Claims and Equity Interests in the Plan. Claims and Equity Interests within each particular Class are substantially similar. The classification of Claims and Equity Interests in the Plan is reasonable and necessary to implement the Plan. Any proofs of claim filed in this Chapter 11 Case asserting damages for violation of the Securities Act of 1934 and related state law causes of action in connection with the claimant's acquisition of the Debtor's securities, including, without limitation, the proofs of claim listed on the register of proofs of claim maintained by the Clerk of the Bankruptcy Court as claim nos. 106 through and including 176, are properly classified as Class 7 or Class 8 Claims under the Plan.

     10. Section 5 of the Plan identifies Classes 1, 2 and 5 as unimpaired, and Classes 3, 4, 6, 7, 8 and 9 as impaired.

     11. Section 4 of the Plan specifies the treatment of each impaired Class of Claims and Equity Interests.


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     12. The Plan provides the same treatment for each Claim or Equity Interest in each Class.

     13. The Plan provides adequate means for its implementation.

     14. Section 6.8 of the Plan provides that the certificate of incorporation of Reorganized Heartland shall be amended and restated as of the Effective Date to provide for the inclusion of provisions prohibiting the issuance of non-voting equity securities, and providing, as to the classes of securities possessing voting power, an appropriate distribution of such power among such classes, subject to further amendment of such certificate of incorporation as permitted by applicable law.

     15. The provisions of the Plan with respect to the manner of selection of any officer, director or trustee under the Plan any successor to such officer, director or trustee are consistent with the interests of holders of Claims against and Equity Interests in the Debtor and with public policy.

     16. The Debtor, as proponent of the Plan, has complied with the applicable provisions of the Bankruptcy Code.

     17. The Plan has been proposed in good faith and not by any means forbidden by law.

     18. All payments made or to be made by the Debtor, or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, have been approved by, or are subject to the approval of, the Court as reasonable.


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     19. The Debtor has disclosed the identity and affiliations of the persons proposed to serve as initial directors or officers of Reorganized Heartland after confirmation of the Plan, and the appointment to, or continuance in, such offices of such persons is consistent with the interests of holders of Claims against and Equity Interests in the Debtor and with public policy.

     20. The Debtor has disclosed the identity of any insider that will be employed or retained by Reorganized Heartland and the nature of such insider's compensation.

     21. After confirmation of the Plan, the Debtor's business will not involve rates established or approved by, or otherwise subject to, any governmental regulatory commission.

     22. With respect to each impaired Class of Claims or Equity Interests, each holder of an impaired Claim or Equity Interest of such Class has accepted the Plan or will receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtor were liquidated under chapter 7 of the Bankruptcy Code on such date.

     23. Classes 1, 2 and 5 of the Plan are not impaired by the Plan and, accordingly, are deemed to have accepted the Plan.

     24. Classes 3, 4, 6 and 9 of the Plan have voted to accept the Plan, as established by the Certification.

     25. There were no ballots cast in Classes 7 and 8 of the Plan, as established by the Certification.


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     26. Except to the extent that the holder of a Claim of a kind specified in section 507(a)(1) or 507(a)(2) of the Bankruptcy Code has agreed to a different treatment of such Claim, the Plan provides that on the later of the Effective Date and the date such Claim becomes an Allowed Claim or as soon thereafter as is practicable, the holder of such Claim will receive on account of such Claim Cash equal to the full Allowed amount of such Claim, provided, however, that Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor in Possession, including tax liabilities, or liabilities arising under loans or advances to the Debtor in Possession, to the extent authorized and approved by the Bankruptcy Court if such authorization and approval was required under the Bankruptcy Code, shall be paid in full and performed by Reorganized Heartland in the ordinary course of business without requiring the filing of a claim or a motion for payment of such administrative expense claim in accordance with the terms and subject to the conditions of any applicable non-bankruptcy law applicable to, agreements governing, instruments evidencing, liens securing or other documents relating to, such transactions.

     27. The Plan provides that on the Effective Date or as soon thereafter as is practicable, each holder of a Claim of a kind specified in section 507(a)(3), 507(a)(4), 507(a)(5), 507(a)(6) or 507(a)(7) of the Bankruptcy Code will be unimpaired in accordance with section 1124 of the Bankruptcy Code.

     28. Except to the extent that the holder of a Claim of a kind specified in section 507(a)(8) of the Bankruptcy Code has agreed to a different treatment of such Claim, Reorganized Heartland will pay to each holder of such an Allowed Claim that is


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due and payable on or before the Effective Date Cash in an amount equal to such
Allowed Claim. Reorganized Heartland will pay all such Allowed Claims that are not due and payable on or before the Effective Date in the ordinary course of business in accordance with the terms thereof.

     29. At least one Class of Claims against the Debtor that is impaired under the Plan has accepted the Plan, determined without including any acceptance of the Plan by any insider.

     30. Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of Reorganized Heartland.

     31. All fees payable under section 1930 of title 28 of the United States Code have been paid or the Plan provides for the payment of all such fees on the Effective Date.

     32. The Plan provides for the continuation after its Effective Date of the payment of all retiree benefits, if any, that have been maintained or established by the Debtor prior to the Effective Date, for the duration of the period the Debtor has obligated itself to provide such benefits.

     33. The Plan does not discriminate unfairly and is fair and equitable with respect to Classes 7 and 8 and, accordingly, the Plan satisfies section 1129(b)(1) of the Bankruptcy Code. Upon confirmation and the occurrence of the Effective Date, the Plan shall be binding on the members of Classes 7 and 8.

     34. It appears that each of the conditions to the effectiveness of the Plan, as set forth in Section 10.1 thereof, will be satisfied or duly waived on the Effective Date.


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     35. Pursuant to section 1129 of the Bankruptcy Code, the Plan is hereby confirmed. The terms of the Plan are incorporated by reference into, and are an integral part of, this Order.

     36. Any distributions pursuant to the Plan and any interest, dividends or other amounts earned thereon, that are unclaimed for a period of one year after distribution thereof shall be unclaimed distributions and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred. Pursuant to section 7.5 of the Plan, any unclaimed distributions existing after one year after the Effective Date shall revert to Reorganized Heartland.

     37. Except as otherwise provided in the Plan or this Order, in accordance with section 1141(d)(1) of the Bankruptcy Code, entry of this Order acts as a discharge against the Debtor effective as of the Effective Date of all debts of, Claims against, Liens on, and Equity Interests in the Debtor, its assets, or properties, which debts, Claims, Liens, and Equity Interests arose at any time before the entry of this Order. The discharge of the Debtor shall be effective as to each Claim, regardless of whether (a) a proof of Claim therefor was filed or deemed filed under section 501 of the Bankruptcy Code, (b) the Claim is an Allowed Claim under section 502 of the Bankruptcy Code or (c) the holder thereof voted to accept the Plan. On and after the Effective Date, as to every discharged debt, Claim, Lien and Equity Interest, any holder of such debt, Claim, Lien or Equity Interest shall be precluded from asserting against the Debtor or Reorganized Heartland or their assets or properties, any other or further debt, Claim, Lien or Equity Interest based upon any document, instrument, act, omission, transaction, or


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other activity of any kind or nature that occurred before the date of the entry of this Order.

     38. Except as otherwise provided in the Plan, on the Effective Date, in accordance with sections 1141(b) and 1141(c) of the Bankruptcy Code, all property of the Debtor's estate and all other property dealt with by the Plan shall be vested in Reorganized Heartland free and clear of all debts, Claims, Liens, charges, encumbrances and Equity Interests in the Debtor.

     39. Subject only to the occurrence of the Effective Date, any judgment at any time obtained, to the extent that such judgment is a determination of personal liability of the Debtor with respect to any debt or Claim discharged hereunder, shall be rendered null and void.

     40. All injunctions or stays provided for in the Chapter 11 Case pursuant to section 362 of the Bankruptcy Code or otherwise extant on the date of entry of this Order shall remain in full force and effect until the Effective Date; provided, however, that nothing in the Plan or in this Order shall affect the terms of the consent order providing for a limited preliminary injunction up to and including March 31, 1999, entered in the adversary proceeding styled Heartland Wireless Communications, Inc. v. Thompson, et al., Adversary Proceeding No. A-99-4. Neither this Order nor the Plan shall preclude the plaintiffs in the Coates, Thompson or Shehadi Action (as defined in the Disclosure Statement) from pursuing recovery from any available director and officer liability insurance policy to the extent such persons are entitled to such recovery under applicable non-bankruptcy law.


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     41. The stay in effect pursuant to section 362(a) of the Bankruptcy Code is dissolved and is of no force or effect as of the Effective Date.

     42. Subject to the occurrence of the Effective Date, except as otherwise provided in the Plan, the commencement or continuation of any action, the employment of process, or any act to collect, recover or offset any debt or Claim discharged hereunder as a liability of any of the Debtor, or from property of the Debtor, shall be permanently enjoined, stayed and restrained. On the Effective Date, the holders of all Claims and Equity Interests, except as otherwise provided in the Plan, shall be enjoined, stayed and restrained from asserting against the Debtor and Reorganized Heartland, their assets or properties or any property dealt with under the Plan, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

     43. Subject only to the occurrence of the Effective Date, pursuant to
Section 9 of the Plan, the assumption of all executory contracts and unexpired leases that exist between the Debtor and any person are hereby approved in all respects pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, except for those contracts and leases which have been assumed pursuant to an order of the Court entered prior to the Confirmation Date, (b) which have been rejected pursuant to an order of the Court entered prior to the Confirmation Date, (c) as to which a motion for approval of the rejection of such contracts or leases has been filed and served prior to the Confirmation Date or (d) which are set forth on Schedule 9.1 to the Plan, each of which is deemed rejected and canceled by the Debtor as of the Confirmation Date. The Court shall retain


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jurisdiction to determine any dispute as to the amount of defaults, if any, required to be cured pursuant to section 365(b)(1) of the Bankruptcy Code with respect to any such executory contract or unexpired lease assumed pursuant to the Plan.

     44. Proofs of any Claim arising out of the rejection of an executory contract or unexpired lease pursuant to Section 9.1 of the Plan shall be filed with the Court and served upon the attorneys for the Debtor no later than thirty
(30) days after notice of entry of the Confirmation Order, which proofs of claim shall be liquidated but may be in estimated amounts. Any such Claims not filed within such time shall be forever barred from assertion against Reorganized Heartland, and its properties, successors and assigns.

     45. The time within which the Debtor may assume or reject all executory contracts or unexpired leases to be assumed or rejected pursuant to the Plan is extended through the Effective Date; provided, however, that, in the event that the Effective Date does not occur and this Order is vacated pursuant to the terms and provisions of the Plan or otherwise, the time within which the Debtor may assume or reject all such executory contracts and unexpired leases is extended for a period of thirty (30) days after the date this Order is vacated.

     46. The Court shall retain jurisdiction in accordance with (and as limited by) Section 13 of the Plan and section 1142 of the Bankruptcy Code.

     47. All distributions of Cash, New Common Stock and New Warrants required to be made by the Debtor pursuant to the Plan shall be made within the time provided by the Plan and shall be deemed timely and proper if mailed by first class mail


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on or before the distribution dates set forth in the Plan to the last known address of the persons entitled thereto. The record date for distributions (the "Record Date") shall be March 25, 1999. The Debtor or Reorganized Heartland shall have no obligation to recognize any transfer of a Claim occurring after the Record Date and shall be entitled instead to recognize and deal for all purposes in connection with the Plan with only those holders listed on the Schedules or on the register of proofs of claim maintained by the clerk of the Bankruptcy Court or the agent of the clerk of the Bankruptcy Court appointed for such purpose in the Chapter 11 Case as of the close of business on the Record Date.

     48. All release and exculpation provisions embodied in the Plan are fair and equitable and given for valuable consideration and are in the best interests of the Debtor and all parties in interest, and such provisions shall be effective and binding on all persons and entities provided, however, that the release provided for in Section 11.6 of the Plan is only of any claims and causes of action that the Debtor or its non-debtor subsidiaries may have against the released parties and holders of claims against and Equity Interests in the Debtor or the released parties are not, by operation of Section 11.6 of the Plan, releasing any claims they may have against the released parties.

     49. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, the provisions of this Order, the Plan and all Plan related documents shall apply and be enforceable notwithstanding any otherwise applicable non-bankruptcy law.

     50. The Debtor, Reorganized Heartland, and their directors, officers, members, agents and attorneys shall be authorized and empowered to issue, execute, deliver, file or record any agreement, document or security and to take any action


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necessary or appropriate to implement, effectuate and consummate the Plan in accordance with its terms, or take any or all corporate actions authorized to be taken pursuant to the Plan, including any merger, release, amendment or restatement of any bylaws or certificates or articles of incorporation of the Debtor, whether or not specifically referred to in the Plan or any exhibit thereto and without further order of this Court, and any or all such documents shall be accepted by each of the respective state filing offices and recorded in accordance with applicable state law and shall become effective in accordance with their terms and the provisions of state law.

     51. Based on the record before the Court in this Chapter 11 Case, the Debtor, each of the members of the Ad Hoc Committee and the Creditors' Committee, and each of their respective affiliates, agents, directors, officers, employees, investment bankers, financial advisors, attorneys and other professionals have acted have acted in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules in connection with all of their respective activities relating to the solicitation of acceptances to the Plan and their participation in the activities described in section 1125(e) of the Bankruptcy Code. Without limitation, to the extent any such entity or person participated in the offer, sale, distribution, issuance and purchase of the New Common Stock, such purchase, offer, sale or issuance is hereby deemed to be in "good faith" within the meaning of section 1125(e) of the Bankruptcy Code and in compliance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.


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     52. Based upon the record of this Chapter 11 Case, the shares of New Common
Stock to be issued under the Plan shall be validly issued by, and valid, binding and enforceable obligations of, Reorganized Heartland immediately upon their distribution pursuant to the Plan. The offer, distribution and sale of the New Common Stock to holders of Allowed Claims is "in exchange" for such Claims within the meaning of section 1145(a)(1)(A) of the Bankruptcy Code. Reorganized Heartland is a "successor" to the Debtor within the meaning of section
1145(a)(1) of the Bankruptcy Code.

     53. All exhibits to the Plan and all documents and agreements introduced into evidence by the Debtor at the Confirmation Hearing (including all exhibits and attachments thereto and documents referred to therein) and the execution, delivery and performance thereof by Reorganized Heartland substantially in accordance with their respective terms are approved.

     54. All actions authorized to be taken pursuant to the Plan, including the amendment and restatement of the certificate of incorporation and bylaws of the Debtor, shall be effective as of the Effective Date pursuant to this Order, all without further application to, or order of the Court, or further action by the members, stockholders or directors of Reorganized Heartland and with the effect that such actions had been taken by unanimous action of such members, stockholders or directors.

     55. This Order shall constitute all approvals and consents required, if any, by the laws, rules or regulations of any State or any other governmental authority with respect to the implementation or consummation of the Plan and any other documents,


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instruments or agreements, and any amendments or modifications thereto, and any other acts referred to in or contemplated by the Plan, the Disclosure Statement and any other documents, instruments or agreements, and any amendments or modifications thereto.

     56. By operation of section 1145 of the Bankruptcy Code, the distribution of the New Common Stock to be issued under the Plan to holders of Claims against the Debtor with respect to such Claims shall be exempt from registration under section 5 of the Securities Act of 1933, as amended, and any state or local law requiring registration for offer or sale of a security or registration or licensing of an issuer of, or broker or dealer in, a security. All such securities so issued shall be freely transferable by the initial recipients thereof (a) except for any restrictions set forth in section 1145(b) of the Bankruptcy Code, and (b) subject to any restriction contained in the terms of such securities themselves, in the Plan or any documents relating to the Plan or executed in connection with the effectiveness thereof.

     57. The Plan and the Disclosure Statement constitute a solicitation to the holders of Unsecured Claims for approval of the Stock Option Plan, and the entry of this Order constitutes approval of the Stock Option Plan for purposes of compliance with Rule 16b-3 issued under the Securities Exchange Act of 1934, as amended.

     58. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance


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of, or in connection with the Plan shall be exempt from any stamp, real estate transfer, mortgage recording or other similar tax.

     59. On the Effective Date, the promissory notes, share certificates and other instruments evidencing any Claim or Equity Interest shall be deemed canceled without further act or action under any applicable agreement, law, regulation, order or rule and the obligations of the Debtor under the agreements, indentures and certificates of designations governing such Claim and Equity Interest, as the case may be, shall be discharged.

                                  MISCELLANEOUS

     60. The Debtor and Reorganized Heartland, and, to the extent provided in
Section 8.1(a) of the Plan, other parties in interest, may file with the Court and serve upon the appropriate holders objections to Administrative Expense Claims, Claims and Equity Interests that have not previously been Allowed as soon as practicable, but in no event later than ninety (90) days after the Effective Date or the date on which a proof of claim or request for payment is filed with the Court, or such later date as may be approved by the Court.

     61. All final applications for compensation and reimbursement by professional persons for services rendered or expenses incurred through and including the Confirmation Date, to the extent required, shall be filed with the Court not later than forty-five (45) days after the Effective Date, and shall be served in the manner provided for in this Court's Order Establishing Procedures for Interim Compensation and Reimbursement of Expenses of Professionals, dated December 4, 1999. From and after the Confirmation Date, the Debtor and Reorganized Heartland shall, in the ordinary


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course of business and without the necessity for any approval by the Court, pay the reasonable fees and expenses of professional persons thereafter incurred by the Debtor and Reorganized Heartland, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

     62. The Plan and its provisions shall be binding upon the Debtor, Reorganized Heartland, any entity acquiring or receiving property or a distribution under the Plan, any Released Director or Officer, and any holder of Claim or Equity Interest of the Debtor, including all governmental entities, whether or not the Claim or Equity Interest of such holder is impaired under the Plan and whether or not such holder or entity has accepted the Plan.

     63. With respect to Allowed Claims, if any, in Classes 7 and 8 of the Plan, the Debtor or Reorganized Heartland shall pay any self-insured retention under applicable corporate liability insurance as necessary to pay any such Allowed Claims.

     64. The determinations, findings, judgments, decrees and orders set forth herein constitute this Court's findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. Each finding of fact set forth herein, to the extent it is or may be so deemed a conclusion of law, shall also constitute a conclusion of law. Each conclusion of law set forth herein, to the extent it is or may be so deemed a finding of fact, shall also constitute a finding of fact.


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Dated:            March 15, 1999
                  Wilmington, Delaware


                                      /s/ Joseph J. Farnan, Jr.
                                      -----------------------------------------
                                      HONORABLE JOSEPH J. FARNAN, JR.,
                                      UNITED STATES DISTRICT JUDGE



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